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                     May 22, 2024

       Melanie Cibik
       EVP, General Counsel, Chief Compliance Officer and Secretary TELEDYNE TECHNOLOGIES INCORPORATED
       1049 Camino Dos Rios
       Thousand Oaks, CA 91360-2362

                                                        Re: TELEDYNE
TECHNOLOGIES INCORPORATED
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 23,
2024
                                                            File No. 001-15295

       Dear Melanie Cibik:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing